Exhibit 23.B

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

Wells Fargo & Company:

We consent to the incorporation by reference in Registration Statement (No. 333-105939) on Form S-3 of Wells Fargo & Company (the “Company”), of our report dated February 25, 2003, except for Note 2 as to which the date is January 15, 2004, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Company’s December 31, 2002 Annual Report on Form 10-K/A, and to the reference to our firm under the heading “Experts” in the Prospectus. Our report dated February 25, 2003, except for Note 2 as to which the date is January 15, 2004, refers to a change in the method of accounting for goodwill in 2002 and contains an explanatory paragraph stating that the Company has revised the 2002, 2001 and 2000 consolidated financial statements.

/s/ KPMG

San Francisco, California

March 3, 2004